Filed Pursuant to Rule 424(b)(3)

Registration No. 333-217671

Prospectus

4,121,216 Shares of Common Stock

Issuable Upon Exercise of Outstanding Warrants

This prospectus relates to the resale of an aggregate of 4,121,216 shares of our common stock, which may be offered for sale from time to time by the selling stockholders (the “Selling Stockholders”) named in this prospectus, that they may receive if they exercise their outstanding warrants (the “Warrants”).

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the Selling Stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly by the Selling Stockholders or alternatively through underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. The Selling Stockholders will be responsible for any underwriting fees, discounts and commissions due to underwriters, brokers-dealers or agents. Please see the section titled “Plan of Distribution” of this prospectus for a more complete description of how the offered common stock may be sold.

You should carefully read this prospectus and any prospectus supplement before you invest. You also should read the documents we have referred you to in the “Where You Can Find More Information” and the “Incorporation by Reference” sections of this prospectus for information about us and our financial statements.

Our common stock is traded on the NYSE MKT under the symbol “HEB.” On May 22, 2017, the last reported sale price for our common stock on the NYSE MKT was $0.55 per share.

Investing in our securities involves risks. See “Risk Factors“ on page 4 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2017

Neither we nor the Selling Stockholders have authorized any dealer, salesman or other person to provide you with information other than the information contained in or incorporated by reference into this prospectus. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus, or that the information contained in any document incorporated by reference into this prospectus is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

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PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors,” together with the additional information described under “Incorporation By Reference.”

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Hemispherx”, “we”, “us”, “our” and “ours” refer to Hemispherx Biopharma, Inc.

About Hemispherx

We are a specialty pharmaceutical company headquartered in Philadelphia, Pennsylvania and engaged in the clinical development of new drug therapies based on natural immune system enhancing technologies for the treatment of viral and immune based disorders. We were first formed in 1966 and in the early 1970s were doing contract research for the National Institutes of Health. Since that time, we have established a strong foundation of laboratory, pre-clinical and clinical data with respect to the development of natural interferon and nucleic acids to enhance the natural antiviral defense system of the human body and to aid the development of therapeutic products for the treatment of certain chronic diseases.

Our flagship products include Alferon N Injection® and the experimental therapeutic Ampligen®. Alferon N Injection® is approved for a category of STD infection, and Ampligen® represents an experimental RNA being developed for globally important viral diseases and disorders of the immune system. Hemispherx’ platform technology includes components for potential treatment of various severely debilitating and life threatening diseases.

The chart below provides an overview of clinical indications for both Ampligen® and Alferon® currently under development.

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We own and operate a 30,000 sq. ft. facility in New Brunswick, NJ with the ability to produce Alferon® and Ampligen®, and completed the construction of our $8 million facility enhancement project in 2015 which, upon FDA approval, should provide for a higher capacity, more cost effective manufacturing process for the production of Alferon N Injection®.

Our principal executive office is located at One Penn Center, 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103, and our telephone number is 215-988-0080.

The Offering

Common Stock offered by Selling Stockholders:	4,121,216 Shares of common stock, $0.001 par value per share, issuable upon exercise of Warrants.

Common Stock Outstanding:	26,589,092 Shares of common stock outstanding as of May 22, 2017.

Use of Proceeds:	We will not receive any of the proceeds from the sale of any shares of common stock by the Selling Stockholders. However, we will receive proceeds from the exercise of the Warrants if and when they are exercised. See “Use of Proceeds”.

Risk Factors:	Investing in our common stock involves a high degree of risk. Please see “Risk Factors” and the risk factors set forth in the documents incorporated by reference herein for a discussion of risks to consider before deciding to purchase shares of our common stock.

NYSE MKT trading symbol:	HEB

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to purchase shares of our common stock, you should carefully consider the risks and uncertainties described under “Risk Factors” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, any subsequent Quarterly Report on Form 10-Q and our other filings with the Securities and Exchange Commission (the “SEC”), all of which are incorporated by reference herein (please see “Incorporation by Reference”). If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in the other filings incorporated by reference, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition. New factors emerge from time to time, and it is not possible for us to predict which will arise. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All statements other than statements of historical fact included in or incorporated by reference in this prospectus regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements.

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Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties inherent in our business including, without limitation: our ability to adequately fund our projects, the potential therapeutic effect of our products, the possibility of obtaining regulatory approval, our ability to find senior co-development partners with the capital and expertise needed to commercialize our products and to enter into arrangements with them on commercially reasonable terms, our ability to manufacture and sell any products, our ability to enter into arrangements with third party vendors, market acceptance of our products, our ability to earn a profit from sales or licenses of any drugs, our ability to discover new drugs in the future, changing market conditions, changes in laws and regulations affecting our industry, and issues related to our New Brunswick, New Jersey facility. We have disclosed that in February 2013, we received a Complete Response from the U.S. Food and Drug Administration (the “FDA”) declining to approve our Ampligen® New Drug Application (“NDA”) for Chronic Fatigue Syndrome Treatment, sometimes referred to as myalgic encephalomyelitis/chronic fatigue syndrome (“ME/CFS”) stating that we should conduct at least one additional clinical trial, complete various nonclinical studies and perform a number of data analyses. Accordingly, the remaining steps to potentially gain FDA approval of the Ampligen® NDA, the final results of these and other ongoing activities could vary materially from our expectations and could adversely affect the chances for approval of the Ampligen® NDA. These activities and the ultimate outcomes are subject to a variety of risks and uncertainties, including but not limited to risks that (i) the FDA may ask for additional data, information or studies to be completed or provided; and (ii) the FDA may require additional work related to the commercial manufacturing process to be completed or may, in the course of the inspection of manufacturing facilities, identify issues to be resolved. With regard to our NDA for Ampligen® to treat ME/CFS, we noted above that there are additional steps which the FDA has advised Hemispherx to take in our seeking approval. The final results of these and other ongoing activities, and of the FDA review, could vary materially from Hemispherx’ expectations and could adversely affect the chances for approval of the Ampligen® NDA. Any failure to satisfy the FDA’s requirements could significantly delay, or preclude outright, approval of our drugs for commercial sale in the United States.

On August 18, 2016, we received approval of our New Drug Application from Administracion Nacional de Medicamentos, Alimentos y Tecnologia Medica (“ANMAT”) for commercial sale of rintatolimod (U.S. tradename: Ampligen®) in the Argentine Republic for the treatment of severe ME/CFS. The product will be marketed by GP Pharm, our commercial partner in Latin America.

We believe that this approval provides a platform for potential commercial sales in certain countries within the European Union under regulations that support cross-border pharmaceutical sales of licensed drugs. We and GP Pharm are now working to expand the approval of rintatolimod to additional countries with a focus on Latin America. In Europe, approval in a country with a stringent regulatory process in place, such as Argentina, should add further validation for the product as the Early Access Program discussed below is underway in Europe. ANMAT approval is only an initial, but important, step in the overall successful commercialization of our product. There are a number of actions that must occur before we could be able to commence commercial sales in Argentina. Commercialization in Argentina will require, among other things, an appropriate reimbursement level, appropriate marketing strategies, completion of manufacturing preparations for launch (including possible requirements for approval of final manufacturing), and there are no assurances as to whether or when such multiple subsequent steps will be successfully performed to result in an overall successful commercialization and product launch. Approval of rintatolimod for ME/CFS in the Argentine Republic does not in any way suggest that the Ampligen® NDA in the United States will obtain commercial approval.

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On May 24, 2016, we entered into an amended and restated agreement with Impatients, N.V. (“Impatients”), a Netherlands based company doing business as myTomorrows, for the commencement and management of an Early Access Program (“EAP”) in Europe and Turkey (the “Territory”) related to ME/CFS. Pursuant to the agreement, Impatients, as our exclusive service provider and distributor in the Territory, is performing EAP activities directed to (a) the education of physicians and patients regarding the possibility of early access to innovative medical treatments not yet the subject of a Marketing Authorization (regulatory approval) through named-patient use, compassionate use, expanded access and hospital exemption, (b) patient and physician outreach related to a patient-physician platform, (c) the securing of Early Access Approvals (exemptions and/or waivers required by regulatory authorities for medical treatments prior to Marketing Authorization) for the use of such treatments, (d) the distribution and sale of such treatments pursuant to such Early Access Approvals, (e) pharmacovigilance (drug safety) activities and/or (f) the collection of data such as patient-reported outcomes, doctor-reported experiences and registry data. No assurance can be given that activities under the EAP will result in Marketing Authorization or the sale of substantial amounts of Ampligen® in the Territory.

Our overall objectives include plans to continue seeking approval for commercialization of Ampligen® in the United States and abroad as well as seeking to broaden commercial therapeutic indications of Alferon N Injection® presently approved in the United States and Argentina. We continue to pursue senior co-development partners with the capital and expertise needed to commercialize our products and to enter into arrangements with them on commercially reasonable terms. In addition, we have formed collaborations with multiple research laboratories around the world to examine Ampligen®, an experimental therapeutic, and Alferon® N, an FDA-approved commercial product (for refractory venereal warts (HPV)) as potential preventatives for, and treatments of, Ebola Virus Disease (EVD) among others. Our ability to commercialize our products, widen commercial therapeutic indications of Alferon N Injection® and/or capitalize on our collaborations with research laboratories to examine our products as potential preventatives for, and treatments of, MERS, among others, are subject to a number of significant risks and uncertainties including, but not limited to our ability to enter into more definitive agreements with some of the research laboratories and others that we are collaborating with, to fund and conduct additional testing and studies, whether or not such testing is successful or requires additional testing and meets the requirements of the FDA and comparable foreign regulatory agencies. We do not know when, if ever, our products will be generally available for commercial sale for any indication.

We outsource certain components of our manufacturing, quality control, marketing and distribution while maintaining control over the entire process through our quality assurance and regulatory groups. We cannot provide any guarantee that the facility or our contract manufacturer will necessarily pass an FDA pre-approval inspection for Alferon® manufacture.

The production of new Alferon® API inventory will not commence until the validation phase is complete. While the facility is approved by FDA under the Biological License Application (“BLA”) for Alferon®, this status will need to be reaffirmed by a successful Pre-Approval Inspection by the FDA prior to commercial sale of newly produced inventory product. The validation phase was delayed because of the damage caused by the flood that occurred on January 5, 2016 at the facility. At this time, the Company believes that all repairs to the manufacturing facility have been completed. If and when the Company obtains a reaffirmation of FDA BLA status and has begun production of new Alferon® API, it will need FDA approval as to the quality and stability of the final product to allow commercial sales to resume. We most likely will need additional funds to finance the revalidation process in our facility to initiate commercial manufacturing, thereby readying ourselves for an FDA Pre-Approval Inspection. If we are unable to gain the necessary FDA approvals related to the manufacturing process and/or final product of new Alferon® inventory, our operations most likely will be materially and/or adversely affected. In light of these contingencies, there can be no assurances that the approved Alferon N Injection® product will be returned to production on a timely basis, if at all, or that if and when it is again made commercially available, it will return to prior sales levels.

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On March 15, 2016, we received written notice from the NYSE MKT LLC that we were not in compliance with its continued listing standards because our common stock had been selling for a low price per share for a substantial period of time. The NYSE MKT determined that the continued listing of our common stock was predicated on our effecting a reverse stock split of our common stock. Our stockholders approved a reverse stock split, our Board effected a 12-to-1 reverse stock split effective August 26, 2016 and our reverse split shares started trading on August 29, 2016. On September 15, 2016, we received written notice from the NYSE MKT LLC that we were back in compliance with the continued listing standards set forth in Section 1003(f)(v) of the NYSE MKT Company Guide referenced in the Exchange’s letter dated March 15, 2016. The Company will be subject to NYSE Regulation’s normal continued listing monitoring. However, in accordance with Section 1009(h) of the Company Guide, if the Company is again determined to be below any of the continued listing standards within 12 months of the date of this letter, NYSE MKT will examine the relationship between the two incidents of noncompliance and re-evaluate the Company’s financial recovery from the first incident. NYSE Regulation will then take appropriate action, which depending on the circumstances, may include truncating the compliance procedures described in Section 1009 of the Company Guide or immediately initiate delisting procedures.

We do not undertake and specifically decline any obligation to publicly release the results of any revisions which may be made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of any shares of common stock by the Selling Stockholders. However, we will receive proceeds from the exercise of the Warrants if and when they are exercised. At present, the exercise prices of the Warrants are significantly above the current trading price of our common stock.

MARKET PRICE OF OUR COMMON STOCK

The following table sets forth the high and low prices for our common stock for the last two fiscal years and the first quarter of 2017 as reported by the NYSE MKT. Such prices reflect inter-dealer prices, without retail mark-up, mark-downs or commissions and may not necessarily represent actual transactions. The following prices give retroactive effect to the 12-to-1 reverse stock split effected on August 26, 2016.

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	High	Low
COMMON STOCK
Time Period:
January 1, 2017 through March 31, 2017	$0.93	$0.39

January 1, 2016 through March 31, 2016	$2.40	$0.78
April 1, 2016 through June 30, 2016	$1.92	$1.24
July 1, 2016 through September 30, 2016	$2.64	$1.24
October 1, 2016 through December 31, 2016	$1.26	$0.65

January 1, 2015 through March 31, 2015	$3.96	$2.52
April 1, 2015 through June 30, 2015	$3.48	$2.40
July 1, 2015 through September 30, 2015	$2.52	$1.68
October 1, 2015 through December 31, 2015	$2.16	$0.72

On May 22, 2017, the last sale price for our common stock on the NYSE MKT was $0.55 per share.

SELLING STOCKHOLDERS

The shares of common stock being offered by the Selling Stockholders pursuant to this prospectus are those issuable upon exercise of Warrants previously issued to the Selling Stockholders (the “Warrant Shares”). We are registering the Warrant Shares in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of shares acquired in a registered direct offering and the Warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of our common stock by each of the Selling Stockholders, and is based on 26,589,092 shares of our common stock outstanding on May 22, 2017. The number of shares listed as beneficially owned by each Selling Stockholder is based on its ownership of shares and Warrants as of May 3, 2017 and assumes exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The Warrants held by the Selling Stockholders consist of:

(i)	Warrants dated February 6, 2017 exercisable for an aggregate of 1,363,639 shares of common stock at an exercise price of $0.75 per share, initially exercisable on August 6, 2017 and for a five years thereafter (“2017 Investor Warrants”);
(ii)	Warrants dated February 6, 2017 exercisable for an aggregate of 90,910 shares of common stock at an exercise price of $0.6875 per share, initially exercisable on August 6, 2017 and for a five years thereafter (“2017 PA Warrants”);
(iii)	Warrants dated September 6, 2016 exercisable for an aggregate of 2,500,000 shares of common stock at an exercise price of $2.00 per share, initially exercisable on March 6, 2017 and for a five years thereafter (“2016 Investor Warrants”); and
(iv)	Warrants dated September 6, 2016 exercisable for an aggregate of 166,667 shares of common stock at an exercise price of $1.875 per share, initially exercisable from March 6, 2017 through September 1, 2021 (“2016 PA Warrants”).

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Although some of the Warrants held by the Selling Stockholders are not exercisable until August 2017, for purposes of the table below, the Shares of common stock and percentage ownership identified below assume that the Warrants are currently exercisable and thus the shares of common stock underlying the Warrants are deemed to be outstanding and to be beneficially owned by the Selling Stockholders holding the Warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other Selling Stockholders.

Under the terms of the Warrants, a Selling Stockholder may not exercise Warrants to the extent that such Selling Stockholder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of common stock then outstanding (subject to the right of the Selling Stockholder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%) and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. The number of shares does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After Giving Effect to the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering	Percentage of Shares Beneficially Owned Prior to the Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (1)	Number of Shares of Common Stock Owned After the Offering	Percentage of Shares Beneficially Owned After Giving Effect to the Offering
Sabby Healthcare Master Fund, Ltd. (2)(4)	1,376,575	5.2%	750,000	626,575	2.4%
Sabby Volatility Warrant Master Fund, Ltd. (3) (4)	841,147	3.2%	500,000	341,147	1.3%
Anson Investments Master Fund LP. (5)	1,590,909	6.0%	1,590,909	0	*
JMM Trading LP (6)	340,909	1.3%	340,909	0	*
Hudson Bay Master Fund LTD (7)	340,910	1.3%	340,910	0	*
Intracoastal Capital LLC (8)	340,911	1.3%	340,911	0	*
Michael Vasinkevich (9)(14)	88,866	*	88,866	0	*
Noam Rubinstein (10)(14)	81,136	*	81,136	0	*
H.C. Wainwright & Co., LLC (11)	78,939	*	78,939	0	*
Mark Viklund (12)(14)	6,060	*	6,060	0	*
Charles Worthman (13)(14)	2,576	*	2,576	0	*

*Represents beneficial ownership of less than one percent.

(1)	We do not know when or in what amounts a Selling Stockholder may offer shares for sale. The Selling Stockholders may choose not to sell any or all of the shares offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the Selling Stockholders.

(2)	750,000 shares of common stock are registered for sale under this prospectus and are issuable upon conversion of 2016 Investor Warrants.

(3)	500,000 shares of common stock are registered for sale under this prospectus and are issuable upon conversion of 2016 Investor Warrants.

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(4)	Sabby Management, LLC is the investment manager of Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of each Selling Stockholder. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

(5)	1,590,909 shares of common stock are registered for sale under this prospectus, 1,250,000 of which are issuable upon conversion of 2016 Investor Warrants and 340,909 of which are issuable upon conversion of 2017 Investor Warrants. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Adam Spears are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Spears each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein.

(6)	340,909 shares of common stock are registered for sale under this prospectus and are issuable upon conversion of 2017 Investor Warrants. Richard Hennig acting alone, has voting and dispositive power over the shares beneficially owned by JMM Trading LP.

(7)	340,910 shares of common stock are registered for sale under this prospectus and are issuable upon conversion of 2017 Investor Warrants. Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(8)	340,911 shares of common stock are registered for sale under this prospectus and are issuable upon conversion of 2017 Investor Warrants. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the securities reported herein that are held by Intracoastal. Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the Warrants in the ordinary course of business, and at the time of the acquisition of the Warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

(9)	88,866 shares of common stock are registered for sale under this prospectus, 57,500 of which are issuable upon conversion of 2016 PA Warrants and 31,366 of which are issuable upon conversion of 2017 PA Warrants.

(10)	81,136 shares of common stock are registered for sale under this prospectus, 52,500 of which are issuable upon conversion of 2016 PA Warrants and 28,636 of which are issuable upon conversion of 2017 PA Warrants.

(11)	78,939 shares of common stock are registered for sale under this prospectus, 51,667 of which are issuable upon conversion of 2016 PA Warrants and 27,272 of which are issuable upon conversion of 2017 PA Warrants. Mark Viklund is the Chief Executive Officer of H.C. Wainwright & Co. and as such, exercises voting and dispositive power with respect to the shares held by this selling stockholder. H.C. Wainwright was the placement agent in the private offerings in which the Warrants were sold, and at the time of the acquisition of the Warrants by the Selling Stockholder, such Selling Stockholder did not have any arrangements or understandings with any person to distribute such securities. The Selling Stockholder received the warrants as compensation for the private offerings.

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(12)	6,060 shares of common stock are registered for sale under this prospectus, 3,333 of which are issuable upon conversion of 2016 PA Warrants and 2,727 of which are issuable upon conversion of 2017 PA Warrants.

(13)	2,576 shares of common stock are registered for sale under this prospectus, 1,667 of which are issuable upon conversion of 2016 PA Warrants and 909 of which are issuable upon conversion of 2017 PA Warrants.

(14)	The Selling Stockholder is an affiliate of H.C. Wainwright, the placement agent in the private offerings in which the Warrants were sold, and at the time of the acquisition of the Warrants by the Selling Stockholder, such Selling Stockholder did not have any arrangements or understandings with any person to distribute such securities. The Selling Stockholder received the warrants as compensation for the private offerings.

PLAN OF DISTRIBUTION

We are registering the offer and resale of the Warrant Shares to permit the sale of Warrant Shares, after issuance by us pursuant to the terms of the Warrants, by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders. We will bear all fees and expenses incident to registration of the Warrant Shares, except that, if the Warrant Shares are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for any underwriting discounts or commissions or agent’s commissions.

The Selling Stockholders may sell all or a portion of the Warrant Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The Warrant Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144 of the Securities Act;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

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If the Selling Stockholders effect such transactions by selling Warrant Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the Warrant Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Warrant Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of our common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or other applicable provisions of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the Selling Stockholders and any other participating person.

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We will pay all expenses of the registration of the shares of our common stock pursuant to the registration statement of which this prospectus forms a part; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters in connection with our common stock offered hereby will be passed upon for us by Silverman Shin & Byrne PLLC.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference. Such consolidated financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Except as described below, our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our common stock common stock that may be issued upon exercise of Warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

We also maintain a website at www.hemispherx.net through which you can access our filings with the Commission. The information contained in, or accessible through, our website is not a part of this prospectus.

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INCORPORATION BY REFERENCE

We “incorporate by reference” information from other documents that we file with the SEC into this prospectus, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus except for any information that is superseded by information included directly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. Any statement contained in this prospectus or any prospectus supplement or a document incorporated by reference in this prospectus or in any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is current as of the date other than the date on the cover page of this prospectus.

The following documents previously filed by us with the SEC are incorporated by reference in this prospectus:

●	Our Annual Report on Form 10-K for the year ended December 31, 2016;
●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;
●	Our Amendment to Current Report on Form 8-K/A, as filed with the SEC on May 8, 2017;
●	Our Current Report on Form 8-K, as filed with the SEC on April 3, 2017;
●	Our definitive proxy statement on Schedule 14A filed on June 27, 2016; and
●	A description of our common stock contained in our registration statement on Form S-1, SEC File No. 333-117178, and any amendment or report filed for the purpose of updating this description.

We are also incorporating by reference into this prospectus any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the effective date of the registration statement and prior to the termination of the offering.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Hemispherx Biopharma, Inc.

1617 JFK Boulevard, Ste. 500

Philadelphia, Pennsylvania 19103

Attention: Corporate Secretary

(215) 988-0800

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